333 North Central Avenue Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk (602) 366-8016	David P. Joint (504) 582-4203	Eric E. Kinneberg (602) 366-7994

Freeport-McMoRan Copper & Gold Inc.
Prices $3.0 Billion of Senior Notes

PHOENIX, AZ, February 8, 2012 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced the pricing of $3.0 billion of senior notes. Following is a summary of the three tranches:

Description	Amount	Maturity
1.40% Senior Notes (1)	$0.5 Billion	Due February 13, 2015
2.15% Senior Notes (2)	$0.5 Billion	Due March 1, 2017
3.55% Senior Notes (3)	$2.0 Billion	Due March 1, 2022
(1) Priced at 99.857% to yield 1.449%
(2) Priced at 99.880% to yield 2.175%
(3) Priced at 99.747% to yield 3.580%

The sale of the senior notes is expected to settle on February 13, 2012, subject to customary closing conditions. FCX intends to use the net proceeds from the offering plus cash on hand to redeem its outstanding 8.375% Senior Notes due 2017.

The joint book-running managers for the offering are J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Copies of the prospectus supplement relating to the offering may be obtained by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

A registration statement relating to the offering has been filed with the United States Securities and Exchange Commission and is effective. This press release shall not constitute an offer to sell nor an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering may be made only by means of a prospectus supplement and the accompanying prospectus.

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world's largest producer of molybdenum.

The company's portfolio of assets includes the Grasberg minerals district in Indonesia, the world's largest copper and gold mine in terms of recoverable reserves; significant mining operations in the Americas, including the large scale Morenci minerals district in North America and the Cerro Verde and El Abra operations in South America; and the Tenke Fungurume minerals district in the Democratic Republic of Congo.
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Freeport-McMoRan Copper & Gold 1